Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of iRhythm Technologies, Inc. of our report dated March 29, 2016, except for the effects of the additional disclosures relating to the Company’s ability to continue as a going concern as described in Note 1 as to which the date is September 7, 2016 relating to the financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

September 23, 2016